Exhibit 8.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

August 5, 2008

Board of Directors

Village Bank and Trust Financial Corp.

1231 Alverser Drive

Midlothian, Virginia 23113

Ladies and Gentlemen:

We have acted as counsel to Village Bank and Trust Financial Corp. (the “Company”) in connection with the preparation of the registration statement on Form S-4 (Reg. No. 333-152346) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933, as amended (the “Act”) of the issuance and delivery of up to 1,510,723 shares of the Company’s common stock to shareholders of River City Bank pursuant to the Agreement and Plan of Reorganization and Merger, dated March 9, 2008, by and among the Company, Village Bank, a wholly owned subsidiary of the Company, and River City Bank.

We have participated in the preparation of the discussion set forth in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to references to us under the heading “Legal Matters” in the joint proxy statement/prospectus that is part of the Registration Statement, and in any amendment or supplement to the joint proxy statement/prospectus, and any related registration statements filed pursuant to Rule 462(b) under the Act. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ McGUIREWOODS LLP